Exhibit 99.2

ImageWare Systems

3Q Earnings Conference Call

Novermber 10, 2005

11:00 a.m. ET

Operator:

Greetings, ladies and gentlemen, and welcome to the ImageWare Systems third quarter 2005 earnings conference call.  At this time all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference please press * 0 on your telephone keypad.  As a reminder, this conferences is being recorded.  It is now my pleasure to introduce your host, Mr. Wayne Wetherell, CFO of ImageWare Systems.  Thank you Mr. Wetherell, you may begin.

Wayne Wetherell - CFO:

Thank you.  Good morning.  Before we begin our discussion, we’d like you to please note that this call may contain forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are meant to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion.  While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described.  The company’s operations and business prospects are always subject to risks and uncertainties.  Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commissions.

Now, I’d like to introduce Jim Miller, ImageWare’s Chairman and CEO.

Jim Miller - Chairman and CEO:

Thanks, Wayne.  Good morning to everyone.  As always, we appreciate your time this morning.  And for those of you who just might be new to ImageWare, we develop, sell and maintain imaging based software and biometric technology used to provide identity management solutions for the secure credential biometric, law enforcement and professional photography industry.

When we were last together we talked to one another a little bit about the changing landscape in the ID management business and we spoke of the change in software-based solutions getting some of the attention that has historically been given to hardware manufacturers.  And maybe most importantly from ImageWare’s perspective, we spoke of ImageWare vision to provide hardware agnostic software applications, which would integrate all the functions of identity management without regard to the biometrics employed.  This would be done in a single computer system that can serve all the differing requirements of its users, with the result that today’s non-integrated ID management systems will give way to truly integrated solutions that allow the customer the freedom to choose, the freedom to change and the freedom from being handcuffed to a proprietary system.

As you view the market for this technology, please keep in mind that hardware products will come and they will go, but the precious data that has been collected remains and it must be used in a highly efficient, time and cost-effective manner.  The solution that provides these efficiencies must be capable and scalable of handling millions of records, yet flexible enough to allow customer change, thereby decreasing the risk of adoption and in ImageWare’s view increasing the potential for sales and adoption of the technology.  We’ve offered this new model and this new model will, we believe, stimulate a revolutionary change in the industry, which is actually underway as we speak.  At ImageWare we’ve remaining excited and confident that as a result of our hard work and pioneering of a new paradigm involving new technology in an industry with an extended sales cycle and as a result of your patience and support, we will prevail.

Our third quarter was both an improvement over the last quarter and an improvement over the third quarter of last year, and we’re proud of our third quarter achievements.  We began shipments to NEC of our desktop security of biometric solution and we entered into an agreement for future collaboration with NEC on biometrically securing their products.  This opens up a vast private sector market to ImageWare, which I have to tell you is a really exciting aspect of the business for us.  We expanded the installation platforms for the biometric engine so they include Solaris and red hot Linux, thereby ensuring compatibility with all of the world’s government systems.  We continued work on a Federal government pilot project under a purchase order for half a million dollars which will utilize the biometric engine as enrollment in authentication management platform using multiple identifiers.  We introduced two new low-end channel products, which completes our suite of ID offerings for our channel and we were selected to provide our face ID product to the Ogden City Police Department in Ogden, Utah.  On Monday of this week we hoped you noticed we announced our selection to provide biometric engine as the basis for an access control system which will service government facilities in Mexico.  And we can say with confidence that more of these sales will be forthcoming.

Always in the case of government sales delay in customer deployment and the inherent risk in the business is something that we have little or no control over.  This factors can often have an impact on any given quarter while causing visibility problems with future guidance.  As we move into the fourth quarter we’re encouraged by a backlog of approximately $2 million.  With that and with the business we anticipate booking and yet shipping in the current quarter we believe that we have a very reasonable opportunity to exceed last year’s annual revenues with a difficult, if not impossible to predict, upside participation in major projects which could potentially result in even better results and significantly increase revenues for next year.

Some of you have asked us to provide more specific short and long-term guidance and please know that this topic receives a great keel of discussion in our company.  We would want, as you would, any such numbers that we suggest to be accurate, as possible, as quite frankly they wouldn’t seem to do any of you any good unless they were.  However, to do that we need to have much clearer visibility on when major government projects that are slated will be moved forward to actual implementation.  We’ve continued our effort our superior list of top-quality partners, General Electric, IBM, Hewlett-Packare, Unisys and Digimark.  And as we integrate our software applications into project with these entities, which they have underway, we will see revenue and we believe meaningful revenue from these efforts.

Identity theft in the public and private sectors have reached a critical stage, critical enough that consumers in both of these sectors have now begun the spending of capital to assist in the deterrence of that theft.  ImageWare’s identity management products were built to play an important role in this fight and we are convinced that the results of our efforts have now verged with the actual emergence of the market the end result we are not far away from seeing a meaningful change in our fortune.

We’ll now take questions.

Operator:

Ladies and gentlemen, at this time, we’ll be conducting a question-and-answer session.  If you would like to ask a question, please press * 1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press * 2 if you would like to remove your question from the queue.  For participants using speaker equipment it may be necessary to pick up your handset before pressing the * keys.  One moment, please, while I poll for questions.

Our first question is coming from Harvey Cone of Ladelaw.  Please proceed with your question.

<Q>: Hi, Jim.  Hi, Wayne.

<A>: Morning.

<Q>: I have two questions here.  The first two of your comments you made in the press release.  The first was is on the recent announcement of the government installation.  That’s a nice contract.  You did not mention, you know, where it is.  However, I wonder if you could give us some little indication of how many of those type of facilities are actually out there?  And what is your expectation about being able to, you know, get, you know, good penetration into that number?  And the second question regards the joint venture with NEC, which you had announced.  And I was just curious whether your expectation is that you were going to get into other major computer companies outside of NEC.

<A>: Okay.  In the order you asked.  With respect to the recent contract, it’s a — there are government facilities in Mexico as we announced.  The government there is organized much like governments are around the world, into agencies and departments.  This is — this is for a specific agency, which the customer did not want disclosed.  And yes, there are many others out there just in the same way that there is the Department of Agriculture, there is the Department of Interior in the U.S. federal government.  This is a process where, you know, you will literally go agency to agency and obviously the more in-country references you have, we already do employ our biometric system for the foreign ministry in Mexico, it is nothing but helpful as you go through and solicit business with these other agencies.  So, yes, we actually think that Mexico specifically and Latin America generally are going to be extremely lucrative markets as we go forward.

<Q>: Forgive me, Jim, if I interrupt you, but get a little bit more on that.  Are we talking about two other agencies or 50 other agencies?  I mean, what kind of projection could one make based on that number?

<A>: Well, I mean, we have, we make no secret about it.  We’re basically in addition to the federal government, there are 31 states in Mexico.  And, you know, our goal is to basically move the business to all of those entities.  You know, of course, just like any government sale that is not going to happen tomorrow, but we are active in that effort, you know, as we’re talking.  And we do believe, as I said, we are confident we will see the fruits of those efforts, you know, some in the short term.  It’s — again it’s difficult to predict with precision because it’s government and just the paperwork involved, even after a sale is secured, is time consuming process.  So, you know, there have been cases in this last announcement was one of them, where we were fairly comfortable 30 or 40 days ahead of the announcement that, you know, we had an actual deal.  But it just took that long to get, you know, the final paperwork done and then to move so that the customer would approve, you know, the announcement of the project.  Those things just take time.

So to answer your question, we believe there is certainly north of 31 or 32 if you include the federal government there.  And as I said we are active in a number of initiatives in all of those places.

With respect to NEC, yeah, a resounding yes.  We believe that the NEC partnership has really gone very, very well for us and they have been terrific to work with.  We’ve enjoyed the collaboration and are looking forward to working with them on other projects.  The ability to deliver a product that is in Japanese language that was adopted by a major manufacturer such as NEC, is a wonderful door opener for other major corporations in Japan.  And we are as we speak involved in discussions with other companies about sort of similar or related type projects, the whole notion of biometrically securing product is one that is as current and topical in Japan and the Asian markets as it is.  There is a lot of interest.  We have now got the feather in our cap of having actually performed, you know, in delivering a foreign language product that is shipping.  It is as we announced, I believe commenced shipping on the 3rd of October.  So, yes, we’re going to leverage that, you know, as absolutely as much as we can.

<Q>: Thank you.

Operator:

Our next question is coming from Patrick Colonic of Symbol and Company.  Please proceed with your question.

<Q>: Hi, Jim and Wayne, good morning.

<A>: Hi, Pat.

<Q>: I’d like basically my questions in two parts, also.  What would you consider to be the biggest differentiator between yourselves and all your competitors in the marketplace right now?  And number, two, I’ve heard because one of the things I do is follow other companies in your field, that some of your competitors that have won contracts earlier from you are having difficulty in fact deploying those systems, they don’t seem to work.  And contracts are coming back up for rebid.  Is that true or is that someone’s imagination?  Can you comment on that?

<A>: Sure.  This time let me take them in reverse order, in terms of what you have heard.  Yes, and maybe I can answer them all together.  It is so that a number of the initial pilot programs have had some difficulty in — have had performance issues associated with them.  Not ours.  This was one of the reasons that we were very hesitant to rush our product to market, because you can be a little late, we’ve felt, but we could not be wrong about this.  It’s — the stakes are too high and particularly for a small company, you cannot run the risk that performance issues will then color your whole potential for future sales.  So, we held ours back for a bit so we could indeed get it right.

You know, the biggest — we built our system I’ll say from the top down, Pat.  And what I mean by that is the biometric engine was built for databases that were extremely large.  Some of the other people took a different approach and there is certainly wrong with the approach.  But their approach was let’s start out with a product that will open a door, so one-to-one verification which will give you access control.  That with all due respect, you know, it’s a perfect application, nothing wrong with that.  But scaling that up from opening doors in a facility to millions and tens of millions of records being collected at a border exit or entry is a different proposition.  You need to have not just accuracy, but you need to have the speed, because through-put becomes a very critical issue, as you can imagine.  People are not going to sit in lines for eight or nine hours to get clear their order.  We built the product from a different aspect.  You know, in terms of differentiation, the flexibility, I mean, you know, we really learned, I think the hard way.  You know, the customers have certain preferences.  And more sophisticated customers have deeper preferences, if you will, I mean, stronger preferences.  They know what they want and you are not going to be able to sell them an Iris system if they want a fingerprint system.  And you are not going to be able to sell the algorithm A if they have already tested algorithm B and they love it.  So, you know, our approach, which we think is radically different, irrespective of the hardware and we now support over 50 hardware devices and irrespective of the algorithms and we support dozens of those and sometimes dozens within a specific category, you can have what you want, just like any consumer, you know, in any other business.  And that may sound sort of simplistic, but the fact is in this business that it grew up wrapped around hardware providers that supplied a relatively proprietary system so that when you bought it, you bought it for life.  And if you wanted to change you had to basically scrap that expense and redeploy.  And our view, because we’ve learned this the hard way, is no matter how good our sales pitch is any given day that proposition doesn’t fly very well, particularly with governments who have budget structures that they have to work within.  So, you know we’ve spent the last couple of years engineering and now, you know, marketing and selling what I refer to as really a — I think radical new model and that it is software based and doesn’t depend on the hardware you buy and you can buy it if you are a government and know that if you change your mind or some new technology comes out, five months or five years from now, not a problem.

You know, if — you’re going to be able to continue on without having to go to your superiors or the people that control your budget and say, well, bad news, we’re going to go from vendor A, to Vendor B, by the way, we will have to spend that 10, 20, 30 million all over again.  We just don’t believe that’s a salable proposition in the long run.

And, so, you know, we’ve taken a different approach that, you know, we think that will yield results as it catches on.  But make no mistake, it’s been hard to introduce that because people have grew up in this industry a totally different way.  So the differentiator is incredible flexibility.  And we think that that is — people as they understand the product and as they test it and use it, come away with that feeling that that is quite a bit of value added to the product.

<Q>: Okay.  And what about — have you heard that your competitors some of them have deployed systems and basically they’re not working?

<A>: Yeah, there is always a danger in this business.

<Q>: I’m not asking for you to comment on something that, you know, isn’t true.

<A>: There is always a danger in this business, is what I was going to say and we’ve seen it for those who have watched the industry over the last few years.  There is a tendency, it is unfortunate because it doesn’t play well for any of us, to overhype the capabilities of systems in an interest to get out there quick and early and get market share.  And while in the short term that might be a strategy that one thinks is worth engaging in, in the long term what it does is it sets the whole industry back.  And so, yes, there have been cases out there where people have been out in the industry deploying systems with grand expectations that when the rubber hits the road, when it has to handle databases of hundreds of thousands or millions there have been some performance issues.  You know, we’re okay with that at one level because we can step in and help.  You know, at a bit – at a 30,000 foot level, you mate to see that in a lot of ways, because while you might benefit from it, it’s a black eye for the industry when that happens.  Because people tend to say: well, we tried this already and you know it doesn’t work.  So, if it doesn’t work for vendor A, maybe it doesn’t work from anybody.  Obviously we believe we’ve got a solution that does work, it’s deployed and it’s operating on records as we speak.  But, yes, that has happened in the industry and good for ImageWare.  It is an opportunity for us to go in and, you know show our solution and how it works.

<Q>: Thank you.

Operator:

Next question is coming from Zachary Princeski of Little Bear investments.  Please proceed with your question.

<Q>: I’ve got a couple questions here.  First, just the obvious one, why was there so little financial information besides the P&L in today’s press release.

<A>: This is basically the same press release that we generally go out with our quarterly release.  And then, naturally the Q will follow shortly and provide full detail.

<Q>: You didn’t think it was important to inform people what the cash balance is or what the cash flow was and give us a little bit of, you know, view into how the business has been improving.  Obviously the revenue was a nice bump up, so I think people would like to see.

<A>: There is a summary in the balance sheet in the summary, as well.

<Q>: I didn’t see a cash balance there, but I will pull it up.  If so then I apologize.

<A>: Cash balance was 2.2 million.

<Q>: 2.2.  Okay.  And in terms of your receivables, you know, have your days sales outstanding gone up or down given the mix of business this time around?

<A>: Days sales outstanding, I believe, have stayed fairly current.  They will go up a little because of the — we had the $500,000 license of our patent, which had an initial payment, but then the next payment will be due on December 1st.

<Q>: Okay.

<A>: So, the 500,000 bring the receivable balance down.

<Q>: Okay.  I’m looking at the press release on the internet and I don’t see any summary of financial information back there.  Maybe there is a discrepancy between what you released and what you put out.  Again, there is no table with balance sheet information.

<A>: We will check on that, Zach, I think they must have edited it, because Wayne has the text of the whole release and it has quite a bit of information on it.

<Q>: Okay, because the one on the Internet just ends with bullet points and then the about ImageWare and Safe Harbor statement, you know, no financial there.  You know, if there is error that is clearly —

<A>: We will check that right after the call.

<Q>: Okay.  Fair enough.  In terms of the original 10 million dollar foreign ministry contract that you received last year, how much of that contract remains to be booked?

<A>: About a little over — 7.5 million or so.  What happened is that was geared toward an original enrollment of 2 million.

<Q>: Right.

<A>: Then the add-ons have to do with additional people being enrolled into the system.  You, know, like any government contract, things, you think there is a plan, you know, for that and then there is the actual and there is always a gap between that.  That is not anybody’s fault.  That is just I think the way things work in the real world.  The system is performing very well.  We know that the ministry has plans to add on future enrollments and we’re hoping that will be soon.  And so they will start to basically exercise the options under that contract, which will mean additional revenue for ImageWare.

<Q>: Okay.  So do you expect any of that revenue in Q4 or Q1 of next year?

<A>: I think more likely in the first quarter, Zach, just because what happens actually in most governments, you’ll not be surprised, as the holidays loom you really lose the last two weeks of December.  You know, in terms of somebody putting in, you know, an actual purchase order for things and then implementing and us getting paid, it is probably realistically a Q1 item as opposed to a Q4.

<Q>: Okay.  Okay.  Fair enough.  And you know you mentioned in the call just recently that a lot of attention both, you know, inside the company and outside about you know what guidance, if any, to be given.  And, know, you then refer to the fact that that visibility is hindered somewhat by the customer mix that you have.  So, you know, given that the company’s issued more releases on contracts in the last 60 days than I think we have seen the entire year, how much additional new business do you need to get, you know, this quarter or in the succeeding quarter, you know, you know, before visibility becomes clear enough for you guys to put something out there, even if it is just a range of numbers.

<A>: It is not really — let me see if I can explain this in an intelligible way.  It is not really a quantity, a dollar amount that drives it.  It’s that you work on a host of projects and they all have a separate life of their own, none of them are related.  And what you can’t, the problem with prediction is that you will go into one of these projects and it will be slated for fourth quarter implementation, let’s say.  And sure enough, you know, two weeks or three weeks into the quarter, you’re sitting in a meeting and the system integrator, who is the prime contractor, says: well, you know what, we’re now slipping because the agency isn’t ready for it because one of our partners in the consortium that is bidding the project is behind on their delivery.  So instead of November 6th, it is now going to be February 19th.  And, you know, it’s — you know, you hate it, but there’s not anything you can do about it.  You know we sit in places like that and we say to ourselves, well, we’re ready, we will deliver on schedule.  But the prime contractor at the end of the day and the agency are the two people that tell you when it is you are going to deliver and therefore when it is you can bill and therefore when it is that a project gets implemented and you get any P&L credit for it.  That is the hard part.  As the projects get bigger, the harder it is to give an exact quarter even when they’re going to hit because they slip and they move around.  Some get delayed.  Some get delayed for good reasons, you know, hey, we’re going to skip Phase II or pilot and go right to implementation.  Sometimes bids, you know, we’ve been in a number of situations where just the bid itself, hitting the public, has been delayed for no apparent reason we can figure out except it’s a government situation and these things happen.

<A>: Zach, I’d like to add to what Jim has said there.  Just you know we’re currently working on a number of different opportunities and some of these opportunities have very specific timelines to them.  And if and when we win those opportunities, we will be able to give on those specific opportunities very specific guidance as to the implementation schedule and the recognition of revenue.  So in many cases what Jim says is exactly right, it is very difficult to predict, you know, when the — with some projects what the implementation schedule will be.  In others, we will have very good information as to the recognition of revenue and the implementation schedule.  At the time that we enter into those, we will be providing you with guidance on that particular opportunity or that particular contract, so that you’ll be able to look forward and understand how we expect that to fold out.

<Q>: Right.  Yeah, but, you know that is all good and well.  My question was more geared toward a number that had been coming out, given that there’s more contracts that you are working on than in the past clearly the variability of any one contract is going to impact you less as a percentage than it would have a few quarters ago.  I think that is what I’m really getting at, obviously every business struggles with trying to understand you know when certain revenues going to hit.  You know, in government situations, it’s in large part, out of your control.  The more contracts you get the less likely a single variable is going to impact the overall mix so negatively.  Given you have had a lot of nice successes in the past 60 to 90 days, at a certain point you should be able to say, hey, guys we think Q4 is going to be good enough and even in the worst case scenario we think we are going to hit revenue X and cash flow of Y, that is my question with regard to the number of deals you have announced.

<A>: Yeah, I guess the answer and you won’t like it, but we’re probably not there, probably not there yet.

<Q>: Right.  So what sort of number do you need to be there, again, that is the question.  How much in contract signings or number of deals that you really need to get under your belt before you start giving some guidance on that issue?

<A>: It’s a tough number to say, because it all relates to the contracts themselves.  But, I think we’ve made good progress.  We do have some visibility on some of these projects.  You know, I think we’re — I can’t put a number on that basically because of what I just said, it all relates to the contracts that you sign.

<Q>: Right.  Okay.  Is it possible for you to comment at all on historically how the pipeline of contracts thaw are bidding on compares to what you have been bidding on in the past?

<A>: Sure.  You know, I think what you’re seeing is a transition at ImageWare.  Obviously the scale of the contracts is getting larger.  So you’re — while we’re still very interested and in fact, you know we have to constantly remind ourselves that those deals, like the one that was announced on Monday, that offer 200,000 to 600,000 are critically important, just as the larger ones that would change the face of ImageWare of important, as well.  So, we continue to bid on the ones that are smaller.  The ones that are larger, you know, are 7 and 8, you know, 8 figure deals.  Our participation in that is that they’re involved with large system integrators, you know, there’s — there’s literally in terms of — in terms of the potential out there in these bids, there’s several hundred million dollars that’s out there.  Like everybody in the industry we’ve been a bit frustrated that the movement hasn’t been quicker, but we are seeing now is movement.  Before we were seeing less, you know, the government saying: well, let’s figure out what we’re going to do.  Now people are saying, we are willing to write checks.  These projects can go forward out there.  We’re more pleased than we’ve ever been with what — the movement we’re seeing, the size of the projects that we’re in, where our piece is, you know, is a significant piece of revenue and terribly material and significant to ImageWare’s financial fortunes.  I mean, some of these things are just, you know, if they go forward and they’re implemented, as we said, there will be a significant change in, you know the fortunes of the company and obviously attendant and appreciation in shareholder value, as well.

It’s, you know, frustrating they take so long, but they are out there.  And it’s frustrating by the way, too, in that a lot of them are covered by agreements where you can’t talk about them.  And so, it’s — I recognize from a shareholder’s point of view, that’s frustrating because, you know, what does it all mean and who is it and it would be a lot more meaningful if you had more color to it.  But, you know, there is only so much we can do because we’ve committed to keep a lot of these confidential and we obviously have to do that or we run the risk of getting asked to leave the project and we certainly don’t want that to happen.

<A>: Zach, this is Wayne, I just wanted to confirm to everyone on the call that on our website, we have posted this news release, and the posting on our website does include the full table with the financials.  Just in case someone’s looking at a particular news service or something that may not show the table, so it is available on our website.

<Q>: Okay.  Will you re-release it out there, because obviously Yahoo finance and all the services don’t have the detail.

<A>: We’ll make sure it gets out with Yahoo Finance and everyone else.  If we have to re-release it, we will.

<Q>: Thank you.  Last question.  Obviously you guys had successful reorganization of the German subsidiary, as well as digital imaging Asia-Pacific, I believe it was called.  Any more deals like that in the works where you’re going to work closely with somebody, you know, in a particular market like that?

<A>: Yeah, we’ve actually been concentrating now on making Europe a priority.  It is an area that we have a presence and we don’t think we’ve leveraged it to the extent we should.  Obviously, you know, Europe in a lot of ways is actually ahead of the North American market, certainly in smart cards and also very, very keen on adopting biometrics.  And so that is an area that, you know, you would probably see movement in from us.  I think you’ll also see here at home, you know, movement with key system integrators.  You know, in Asia our partnership with Argus is moving ahead.  There are a number of opportunities that are out there and again some of them significant.  As those markets move to adopting biometrics and are interested in multiple biometric solutions.  So, yeah, I think across all fronts here, you know, you’ll start to see some collaborations that, you know, will be coming out with that — but right now one of the key focus system in Europe, because I don’t think we’ve really done a job of maximizing our presence there, you know, given the advanced state of that market.

<Q>: Got you.  Thank you, guys, very, very much.  Good revenue.  Thanks.

Operator:

As a reminder, ladies and gentlemen, if you have a question * 1 on your telephone key pad at this time.  Our next question is coming from Gary Suproff of Ladelaw.

<Q>: Hi, Jim, just curious, and Wayne, how is your backlog stack up historically?

<A>: Right now it’s backlog of just around 2 million.  We’re probably a little higher than we have been.  We’ve been as low as 900,000 or so in backlog.  So, I’d say we’re on the higher side and that reflects some of the recent wins that we’ve had.

<Q>: Thank you.

Operator:

Our next question is coming from John Goldberg of Goldberg Advisors.  Please proceed with your question.

<Q>: High, on the last conference call you guys gave a picture of your pipeline.  I think you gave the number of deals over 20 million, number of deals between 5 and 20 or whatever and then you gave sort of a general description of all the little deals, you know, could you do something like that on this call, as well.

<A>: John, think more — think less of a speeding bullet or train and more of you know, of a glacier.  Those things don’t radically change.  The project, the lead time for these projects is easy 12 to 18 months.  And so when you get involved in them then they start, as I say, each has its own individual life.  And we have to be careful here that although we obviously want to participate in as many as we can, as a small company you have to always be cognizant of how much that plate will hold.  Because the worst thing that can happen is you actually get one of these and you can’t keep your obligations.  That would be disaster.  So, that analysis that we did in the middle of August, it’s pretty much the same.  You know, as I said, these things sort of ebb and flow.  They get hot for a while and then they kind of they back off as just the conditions change and as the agencies decide that, you know, they want to go slow, go fast, and sometimes they don’t want to go this budget period, they want to go next budget period.  Or, as I said, as the partnership, a number of these things involve five or six or seven different companies participating on a single project.  And you can imagine with all of those people sitting around a room, just how hard it is to manage that kind of process going forward.

So that analysis hasn’t changed any.  By the way, I don’t think that is a negative at all.  We’ve got plenty to keep us busy for a while now.  And as I said, you know, as one — as one comes to completion and obviously we are going to hussle, we are there always hussling new stuff.  In terms of saying to you, well, that pipeline is going to triple again, you know, in terms of its potential, that — you know, you’re getting up to a point now where you got a lot on your plate.  Now you got to start basically concluding those deals, getting the P&L credit for them, getting them onto a maintenance program that recurs revenue and moving on to the next one.

<Q>: Okay.  So you are saying there hasn’t been any new big, big new deal come in or come out since the last update?

<A>: In terms — in terms of — in terms of the group of projects that we are working on, that group hasn’t changed significantly since mid-August.  No.  But again please don’t take that as a negative because we don’t.  I mean,

<Q>: Okay.

<A>: There are a lot of large exciting projects that are out there, they’re moving ahead.  As I said we want to make sure that we can perform them.  That’s — it’s all well and good to, you know, increase that number, but you know at the end of the day you got to start concluding these deals and performing and getting the P&L credit for it.

<Q>: You said earlier in the call that you were comfortable with 30 to 40 days ahead of time that a deal would close, but you can’t announce them until the paperwork was done.

<A>: Yep.

<Q>: Are there any deals like that now, you feel good about them closing?

<A>: I don’t think I can answer that question.  I mean, not because I don’t want to or I can’t, I think that is probably goes to a place where we don’t want to go.

Look, there are, as you can imagine in any — you know, we’ve all done deals in the private sector.  And no matter how many advisors and how much of an understanding you have with another party there is always things at the last minute, there’s a regulatory approval that pops up that you didn’t know you had or a comment from a government regulator that you need to respond to and that is not a 20 minute delay.  It is – sometimes is a 10 or 20 day delay.

<Q>: Seems like that very end of the pipeline, you are describing the very end of the pipeline to us and saying it is itself is 30 to 40 days long, the very end before it —

<A>: Yeah, some parts I will tell you that sometimes even given the nature of some of the things that we work on, we have had serious discussions with some of our customers and some of the end users where they wish to have no publicity at all.  And that is really frustrating for us.

<Q>: I understand that, I’m not asking you to name names.  I just want to get a feeling from you or make sure that a certain percentage of your deals are in that part of the pipeline?

<A>: Yeah, as I said —

<Q>: That last 1-12th or 1-18th of the pipeline.

<A>: As I said, in my comments, we’re confident you are going to see more things coming up.  Yeah.

<Q>: Okay.  I guess that’s it.  Thank you.

<A>: Thank you.

Operator:

Gentlemen, we show no further questions in the queue at this time.

<A>: Well, as always, thanks again for your time and attention.  We’ll be looking forward to keeping you posted, you know, certainly at our next conference call, but also in between as these items develop and we have something to report back to you.  Thanks again, have a great day.

Operator:

Ladies and gentlemen, this does conclude today’s teleconference you may disconnect your lines at this time.  Thank you for your participation.